Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES APPOINTMENT OF NEW DIRECTORS, ENGAGEMENT OF EXECUTIVE SEARCH FIRM

APRIL 17, 2008 – DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced the expansion of its Board of Directors to seven members, and the appointment of two nominees of Shamrock Activist Value Fund, L.P. to fill those seats.  The Company also announced that it has retained an executive search firm to identify a new Chief Executive Officer, as the next step in the Board of Directors’ previously announced ongoing review of the Company’s current management structure.

Appointment of New Directors

The Shamrock nominees have been added to the Company’s Board of Directors pursuant to an agreement between the Company and Shamrock.  Under the terms of this agreement, Shamrock will support the Board of Directors’ proxy slates until December 1, 2009.  Shamrock has also withdrawn its previously announced notice with respect to the 2007 annual stockholders meeting.

The Shamrock nominees, who have been named to the Company’s Board of Directors, are:

•                  Christopher S. Kiper.  Mr. Kiper is a Vice President of Shamrock Capital Advisors (“SCA”), a private investment vehicle of the Roy Disney family.  Mr. Kiper is a senior portfolio manager for the Shamrock Activist Value Fund.  Prior to joining SCA in 2007, Mr. Kiper founded and operated Ridgestone Small Cap Value Fund, a small cap activist value fund within Ridgestone Corporation.  Mr. Kiper worked at Ridgestone Corporation from 2000 to 2007.  He previously served in a variety of operational and financial roles with Global Crossing from 1998 to 2000 and as an auditor with Ernst & Young from 1994 to 1998.  Mr. Kiper is a graduate of the University of Nebraska and is a Certified Public Accountant.

•                  Michael H. Rauch.  Mr. Rauch is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP.  Mr. Rauch joined Fried Frank in 1968, was a partner of the firm from 1972 to 2004 and served as co-managing partner of the firm from 1998 to 2003.  Mr. Rauch holds a Bachelor of Arts degree from Princeton University and an LL.B. from Harvard Law School.

In addition, the Company announced that Tracy Noll, who has been a member of the Company’s Board of Directors since before the Company’s initial public offering, will retire from the Board when his current term ends at the Company’s annual meeting in May.

“We are pleased to welcome Chris and Michael to the Board of Directors.  They join us at an important time for our Company and we look forward to their contributions and insights,” said William P. Brick, Chairman, Chief Executive Officer and President of Reddy Ice.  “The Board of Directors, and I personally, also want to thank Tracy for his long service and valuable counsel to the Company and its predecessors.  We wish him well in his future endeavors.”

“Michael and I look forward to working with our fellow board members to meet the challenges and opportunities that lie ahead for Reddy Ice,” Mr. Kiper said.  “We remain committed to maximizing value for all Reddy Ice stockholders.”

Engagement of Executive Search Firm

The Company also announced today that it has appointed Spencer Stuart to lead the ongoing search for a new Chief Executive Officer.  As previously announced, following the resignation of Jimmy C. Weaver as President and CEO in December 2007, Mr. Brick re-assumed the role of CEO.  At that time, Mr. Brick discussed with the Board of Directors his desire to assist the Company with an orderly succession to a new long-term CEO.  Following the termination in January 2008 of the merger agreement with affiliates of GSO Capital Partners LP, the Board of Directors began a review of the Company’s management structure and capabilities, which has included interviewing and selecting a search firm for the CEO position.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.